UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Shenandoah Telecommunications Company

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SHENANDOAH TELECOMMUNICATIONS COMPANY

500 Shentel Way

Edinburg, Virginia 22824

______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2019

______________________________

To our shareholders:

Notice is hereby given that the 2019 annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, April 16, 2019, at 11:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to elect two directors of the Company to the Board of Directors of the Company (the “Board”) for a term expiring at the annual meeting of shareholders in the year 2022;
2.	to ratify the audit committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019;
3.	to consider and approve, in a non-binding vote, the Company’s named executive officer compensation;
4.	to consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 22, 2019 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. All shareholders are cordially invited to attend this meeting. A light lunch will be provided.

We have elected to furnish certain proxy materials to our shareholders electronically, so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and reduce the environmental impact of our Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please promptly vote your proxy. You may vote online at www.proxyvote.com where you will need to enter the control number provided in the proxy materials, and then follow the instructions provided. Submitting the proxy online, by telephone or by mail, before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Raymond B. Ostroski
Secretary

Dated: March 7, 2019

SHENANDOAH TELECOMMUNICATIONS COMPANY

500 Shentel Way

Edinburg, Virginia 22824

Annual Meeting of Shareholders

April 16, 2019

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2019 annual meeting of shareholders to be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, April 16, 2019, at 11:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by electronic delivery, officers and other employees of the Company may solicit proxies by personal interview, telephone and e-mail. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 500 Shentel Way, Edinburg, Virginia, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed voting instructions are first being delivered to the Company’s shareholders on or about March 7, 2019. In accordance with the rules of the Securities and Exchange Commission, we are furnishing certain proxy materials (Proxy Statement, Proxy Card, Annual Report on Form 10-K) and letter to shareholders by providing access to these materials electronically on the Internet. As such, we are not mailing a printed copy of these proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of these proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge. We are delivering a Notice of Meeting and a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders on or about March 7, 2019. The Notice of Internet Availability is in lieu of mailing the printed proxy materials, and contains instructions for our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing proxy materials electronically will enable us to save costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form will remain in effect until such time as the shareholder elects to terminate it.

Voting and Revocability of Proxies

Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted FOR: (1) the election of the two director nominees to the Company’s Board of Directors for a term expiring in 2022; (2) auditor ratification; and (3) the approval, in a non-binding vote, of the named executive officer compensation. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the proxy will vote on such matter in their own discretion.

A shareholder executing a proxy may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

Voting Procedure

All holders of record of the common stock at the close of business on February 22, 2019, will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of February 22, 2018, there were 49,830,871 shares of common stock outstanding.

A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The election of directors requires the affirmative vote of a majority of the votes cast for the election of directors. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving more than half of the votes cast in favor of their election. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees.

The proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against approval of the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

The proposal to approve, in a non-binding vote, the named executive officer compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the ratification of auditors, when they have not received instructions from their customers. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Shareholders

The Company is required to file an Annual Report on Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission (the “SEC”). A copy of the Company’s Annual Report on Form 10-K does not accompany this proxy statement. Shareholders may obtain, free of charge, a copy of the 2018 Annual Report on Form 10-K, without exhibits, by following the instructions in the Notice of Internet Availability or by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. The Annual Report on Form 10-K is also available through the Company’s website at www.shentel.com. The Annual Report on Form 10-K and letter to shareholders are not part of the proxy-soliciting materials.

Important Notice Regarding Delivery of Shareholder Documents

The Company has taken advantage of the “householding” rules of the SEC. For shareholders requesting to receive proxy materials in printed form, the householding rules permit the delivery of one set of the printed proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. If you wish to receive a paper copy of our Annual Report on Form 10-K, this proxy statement, or the letter to shareholders, you may follow the instructions on the Notice of Internet Availability or make a written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services, or call us at 540-984-5200. If you are receiving multiple copies of our Annual Report on Form 10-K, proxy statement or letter to shareholders, you can request householding or electronic delivery by contacting Shareholder Services in the same manner.

SECURITY OWNERSHIP

Management Ownership of Common Stock

The following table presents, as of February 22, 2019, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each director and each nominee to the Board of Directors;

•	each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers of the Company as a group.

As of February 22, 2019, there were 49,830,871 shares of common stock outstanding.

The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Thomas A. Beckett	1,361		*
Tracy Fitzsimmons	19,492		*
John W. Flora	22,686		*
Christopher E. French	1,923,137	(a)	3.86
Richard L. Koontz, Jr.	27,846	(b)	*
Dale S. Lam	26,048		*
Kenneth L. Quaglio	4,096		*
Leigh Ann Schultz	4,874	(c)	*
James E. Zerkel II	59,980		*
David L. Heimbach	--		*
James F. Woodward	1,881		*
William L. Pirtle	43,276	(d)	*
Thomas A. Whitaker	42,641		*
Earle A. MacKenzie	65,557	(e)	*
All directors, nominees and executive officers as a group (17 persons)	2,343,290	(f)	4.70
*Less than 1%.

The percentage of beneficial ownership as to any person as of February 22, 2019, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of February 22, 2019, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

(a)	The shares of common stock shown as beneficially owned by Mr. French include 64,296 shares of common stock owned by his wife, 13,668 shares owned by one of his adult children, 1,287,129 shares owned of record by 11 trusts for the benefit of Mr. French’s family members for which Mr. French serves as trustee, and 345,000 shares of common stock owned of record by a trust for the benefit of his family members for which one of his adult children serves as trustee. Mr. French disclaims beneficial ownership of the shares owned of record by spouse, his child and the trust for which his child serves as trustee. Of the shares shown as beneficially owned by Mr. French, 23,000 shares are pledged as security for personal indebtedness.
(b)	The shares of common stock shown as beneficially owned by Mr. Koontz include 52 shares owned of record by his son. Mr. Koontz disclaims beneficial ownership of such shares.
(c)	The shares of common stock shown as beneficially owned by Ms. Schultz include 38 shares owned of record by her spouse. Ms. Schultz disclaims beneficial ownership of such shares.
(d)	The shares of common stock shown as beneficially owned by Mr. Pirtle include options exercisable within 60 days of February 22, 2019 to purchase 6,792 shares of common stock.
(e)	The shares of common stock shown as beneficially owned by Mr. MacKenzie include 47,691 shares of common stock owned of record by his spouse. Mr. MacKenzie disclaims beneficial ownership of the shares owned of record by his spouse. Mr. MacKenzie retired as Executive Vice President - Special Projects of the Company on June 29, 2018.
(f)	The shares of common stock shown as beneficially owned by all directors, nominees and executive officers as a group include options exercisable within 60 days of February 22, 2019 to purchase 31,853 shares of common stock.

Principal Shareholders

The following table presents, as of February 22, 2019, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by each person known to the Company to be the beneficial owner of more than 5% of the common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,320,596	6.66

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	4,394,274	8.82

The shares of common stock shown as beneficially owned by BlackRock, Inc. were reported on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2019. BlackRock, Inc. reported sole power to vote 3,320,596 shares and sole power to dispose of all 3,320,596 shares shown.

The shares of common stock shown as beneficially owned by The Vanguard Group, Inc. were reported on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2019. The Vanguard Group, Inc. reported sole power to vote 97,072 shares and sole power to dispose of 4,294,650 shares.

ELECTION OF DIRECTORS

Nominees for Election as Directors for Terms Expiring in 2022

The Company’s articles of incorporation provide that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2020 and at the annual meeting of shareholders in 2021, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

Christopher E. French and Dale S. Lam have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2022. Mr. French and Mr. Lam are incumbent directors who have served on the Board of Directors since 1996 and 2004, respectively. James E. Zerkel II will be retiring from the Board effective at this annual meeting. The Board elected not to fill the vacancy created by Mr. Zerkel’s retirement at this time. The Company has amended the Company’s bylaws to provide that, as of the date of the 2019 annual meeting, the Board will consist of eight directors.

Director Nomination Process

The Board of Directors has, by resolution, adopted a director nomination policy. The purpose of the nomination policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policy is administered by the Nominating and Corporate Governance Committee of the Board of Directors.

The Nominating and Corporate Governance Committee takes a variety of factors into account in selecting candidates for nomination as directors, including the Company’s current needs and the qualities needed for Board service; experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; the candidate’s reputation, ethical character and maturity of judgment; the desirability of establishing a diversity of viewpoints, backgrounds and experiences among Board members; the candidate’s independence under SEC and Nasdaq Marketplace Rules; the candidate’s service on other Boards of Directors; the absence of conflicts of interest that might impede the proper performance of the candidate’s responsibilities as a director; the candidate’s ability to devote sufficient time to Board matters; and the candidate’s ability to work effectively and collegially with other Board members. The Committee does not give particular weight to any one factor, but instead considers how the attributes of a candidate or nominee would enhance the Board’s overall qualifications and effectiveness. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will review such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during the term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. The effectiveness of the Nominating and Corporate Governance Committee’s candidate selection criteria is assessed through the Committee’s annual review of policies regarding Board and committee membership.

The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

The nomination policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nomination process. The Nominating and Corporate Governance Committee intends to review the nomination policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nomination policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.

PROPOSAL ONE – APPROVAL OF NOMINEES

Approval of the nominees requires the affirmative vote of a majority of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Terms Expiring in 2022

Name	Age	Director Since
Christopher E. French	61	1996
Dale S. Lam	56	2004

Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988. Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President - Network Service. Mr. French served on the Board of Directors of First National Corporation until May of 2018. Mr. French brings to the Board additional qualifications, including his engineering and business education, telecommunications industry experience, knowledge of and history with the Company, and public company knowledge, including knowledge gained from his past service as a director of First National Corporation. In addition, his substantial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.

Dale S. Lam has served as President of Strategent Financial, LLC, a financial advisory firm, since November 2008. Mr. Lam previously served as Chief Financial Officer and member of the Board of Directors of ComSonics, Inc., a cable television equipment manufacturer and repair operation headquartered in Harrisonburg, Virginia, from April 2001 through October 2008. He is also a Certified Public Accountant. Mr. Lam brings to the Board additional qualifications, including his industry knowledge gained through his prior employment in a business related to the telecommunications industry, his experience serving as a chief financial officer of a public company, his financial education, and his work experience and qualification as a Certified Public Accountant. Mr. Lam also serves as an audit committee financial expert.

Directors Whose Terms Expire in 2020

Name	Age	Director Since
Tracy Fitzsimmons	52	2005
John W. Flora	64	2008
Kenneth L. Quaglio	60	2017

Tracy Fitzsimmons is President of Shenandoah University, located in Winchester, Virginia, a position she has held since July 2008. She previously served as Senior Vice President and Vice President for Academic Affairs of Shenandoah University since October 2006 and Vice President of Academic Affairs since July 2002. Dr. Fitzsimmons also currently serves as a professor of political science at Shenandoah University. Dr. Fitzsimmons received Ph.D. and M.A. degrees from Stanford University and a B.A. degree from Princeton University. Dr. Fitzsimmons brings to the Board additional qualifications, including her educational background, budgeting and financial experience with a large diverse educational organization, overall leadership experience and responsibilities as president of a university that offers undergraduate, masters and professional doctorate degrees and is considered a technology leader among higher education institutions.

John W. Flora has been an attorney-at-law since 1980, and currently is a shareholder of Lenhart Pettit PC in Harrisonburg, Virginia. Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly-held Fortune 500 company to representing private companies and their owners from business formation through succession. Mr. Flora brings to the Board additional qualifications, including his career as an attorney with a regional law firm and his substantial experience in advising public companies, as well as his experience in assisting businesses with a wide variety of legal and regulatory issues.

Kenneth L. Quaglio is currently CEO and President of Celerity IT, LLC, a business acceleration consulting group that specializes in developing digital business solutions, including mobile applications, which he joined in 2017. From 2014 through 2017, Mr. Quaglio was CEO and President of Siteworx, LLC, a leading digital marketing consultancy. From 2012 through 2014, Mr. Quaglio served as Chief Operating Officer of 3Pillar Global, Inc., a global software product development company. From 2009 through 2012 he was Partner/Principal, Advisory Services Performance Improvement for Ernst and Young, LLP. Mr. Quaglio brings to the Board additional qualifications, including his experience as a CEO, and his expertise in strategy, planning and execution, leadership and management, new business development, and technology services. Mr. Quaglio also serves as an audit committee financial expert.

Directors Whose Terms Expire in 2021

Name	Age	Director Since
Thomas A. Beckett	51	2018
Richard L. Koontz, Jr.	61	2006
Leigh Ann Schultz	45	2016

Thomas A. Beckett has served as the Senior Vice President, General Counsel and Secretary of American Public Education, Inc. (APEI), a publicly-traded provider of online and on-campus postsecondary education headquartered in Charles Town, West Virginia since 2016. Mr. Beckett also serves as the General Counsel and Secretary of American Public University System, Inc. (APUS), a wholly owned subsidiary of APEI, and has held various other positions with APUS since joining the company in 2011. From 2007 to 2010, Mr. Beckett was the General Counsel and Chief Operating Officer of InnoZen, Inc. (now CURE Pharmaceutical) and HealthSport, Inc., pharmaceutical and dietary supplement technology companies located in California. Mr. Beckett also held various other leadership positions at these companies. Prior to this work, Mr. Beckett was an attorney at the international law firms King & Spalding LLP and Holland & Knight LLP. Mr. Beckett began his career as a banking officer with First Union National Bank. Mr. Beckett brings to the Board additional qualifications, including his significant experience providing advice and guidance to Boards of Directors and executive management, his expertise in corporate governance, and his experience as an executive officer of a public company.

Richard L. Koontz, Jr. has served as Vice President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, since 1988. He is currently a member of the Shenandoah County Public Schools Board. Mr. Koontz brings to the Board additional qualifications, including his experience as a member of senior management of a successful regional business, with substantial budget authority and finance responsibilities, his community service through membership on the Shenandoah County Public Schools Board, and his knowledge of the Company’s extensive local shareholder base.

Leigh Ann Schultz has been CFO of Streetsense, LLC, a strategy and design consultancy, since May 2017. Previously, she was founder and CEO of Vintage Advisory, LLC, a strategic advisory firm providing transaction, financial advisory and strategic planning support to start-up and growth companies, as well as non-profits. From 2014 through 2016, she was Managing Director for MorganFranklin Consulting, a strategy and execution-focused business consulting firm. From 2012 through 2014, she was Mid-Atlantic Managing Director of Riveron Consulting, a mergers and acquisition advisory firm. From 2010 through 2012, Ms. Schultz served in the Division of Corporation Finance of the U.S. Securities and Exchange Commission (“SEC”), where she focused on the telecommunications sector, among others. Her responsibilities at the SEC included examining complex filings made under the Securities Act of 1933 and the Securities Exchange Act of 1934, providing guidance on financial statement disclosure requirements and resolving accounting and disclosure issues arising in filings. Ms. Schultz brings to the Board additional qualifications, including her financial background and expertise in strategic planning, mergers and acquisitions, acquisition integration, SEC reporting and compliance, business process improvement, and project management. Ms. Schultz also serves as an audit committee financial expert.

Board of Directors and Committees of the Board of Directors

The Board of Directors has determined that, with the exception of Christopher E. French, each of the directors and director nominees is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

The Board of Directors welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications. Shareholders may send written communications to either the full Board of Directors or the non-management directors as a group by writing to the Board of Directors or the non-management directors at the following address: Board of Directors/Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field. The secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.

The Board of Directors held thirteen meetings during 2018. During 2018 each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which such director served. In addition, the independent directors, under the leadership of the Lead Independent Director, met without management present ten times during 2018.

All of the Company’s directors attended the Company’s annual meeting of shareholders in 2018. The Board of Directors has adopted a policy that all directors should attend the annual meeting of shareholders.

The Board of Directors currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee.

The Audit Committee, which held eight meetings during 2018, consists of Ms. Schultz, who is the Chair, Mr. Lam and Mr. Quaglio. The Board of Directors has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the Nasdaq Marketplace Rules and rules of the SEC. The Board of Directors has also determined that Ms. Schultz , Mr. Lam, and Mr. Quaglio are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors; pre-approving all audit and non-audit services by the independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the independent auditors; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; reviewing the performance of the Company’s internal audit department; reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC; and, providing oversight of the Company’s enterprise risk management process, including cybersecurity risk. The Audit Committee’s duties are set forth in the Committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

The Compensation Committee, which held four meetings during 2018, consists of Dr. Fitzsimmons, who is the Chair, Mr. Flora, Mr. Koontz and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules. The Compensation Committee is responsible, among its other duties, for establishing compensation philosophy, considering and making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company (including the Chief Executive Officer), considering and making recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, overseeing the Company’s employee benefit and incentive plans (including the Company’s stock incentive plans) and for administering such plans, as well as overseeing the Company’s stock ownership guidelines for officers and directors. The Compensation Committee’s duties are set forth in the Committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

For 2018, the Board of Directors did not delegate to the Compensation Committee the authority to determine the overall compensation of the Company’s Chief Executive Officer or Chief Operating Officer. Instead, in accordance with the Nasdaq Marketplace Rules, the compensation of the Chief Executive Officer and Chief Operating Officer was determined by the Board of Directors upon the recommendation of the Compensation Committee. Compensation of all other executive officers was determined in accordance with the Nasdaq Marketplace Rules by the Compensation Committee.

During 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”), a company that consults on employee benefits and compensation issues, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices. Frederic Cook was also asked to make recommendations regarding the structure of executive compensation, including the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation. Frederic Cook also provided advice regarding the composition of the peer group used in evaluating the Company’s executive compensation practices. The Compensation Committee continues to consult with Frederic Cook from time to time as appropriate.

The Company’s Chief Executive Officer is responsible for reviewing the performance of the executive officers who report to him, which included each of the Company’s named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the independent directors for their review, consideration and approval. In addition, the Chief Executive Officer and the Company’s Chief Operating Officer are responsible for establishing individual performance objectives for the payment of annual incentive bonuses to the other executive officers.

The Nominating and Corporate Governance Committee, which held three meetings during 2018, presently consists of Mr. Zerkel, who is the Chair, Dr. Fitzsimmons, who is Vice-Chair, Mr. Beckett and Mr. Lam. The Board of Directors has determined each Nominating and Corporate Governance Committee member meets the independence requirements prescribed by the Nasdaq Marketplace Rules. The committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors. The committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including Board size, director independence and membership qualifications. In addition, the committee is responsible for new director orientation; committee structure and membership; communications with shareholders; Board and committee self-evaluations; and exercising oversight with respect to the Company’s code of conduct, insider trading policy, corporate governance guidelines and other policies and procedures regarding adherence with legal requirements. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.shentel.com.

Leadership Structure and the Board’s Role in Risk Oversight

Leadership Structure. Leadership of the Board of Directors consists of two positions, the Board’s Chairman and the Board’s Lead Independent Director. Mr. French serves as Chairman and Dr. Fitzsimmons serves as Lead Independent Director.

The Company combines the roles of Chairman and Chief Executive Officer. The Board has given careful consideration to the merits of separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Mr. French serve as both Chairman of the Board of Directors and Chief Executive Officer. Mr. French’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Mr. French receives assistance with his Board and executive management responsibilities from the Lead Independent Director and the Chief Operating Officer, respectively.

Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of the Company’s business and affairs. Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and Board committees, and our corporate governance structures and processes.

The Board of Directors is composed of independent, active and effective directors. Eight out of our current nine directors meet the independence requirements of the Nasdaq Marketplace Rules. Mr. French is the only member of executive management who is also a director.

The Board of Directors and its committees vigorously oversee the effectiveness of the Company’s policies and management’s decisions, including the execution of key strategic initiatives. Each of the Board’s committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including Mr. French’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chief Executive Officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Mr. French’s leadership.

The Board designated Dr. Fitzsimmons as Lead Independent Director in September 2016. The Lead Independent Director leads all meetings of independent directors, assists with ensuring the proper functioning of the Board such as maintaining the Board’s focus on strategic issues, and ensures appropriate participation in discussions and meetings by all Board members. In addition to their reliance upon the Lead Independent Director, the Board and each Board committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Board Role in Risk Oversight. The Board discharges its risk oversight primarily through its committees, each of which reports its activities to the Board. The Audit Committee has responsibility to monitor that the Company’s risk management process is followed. The additional risk oversight responsibilities of the committees include:

Audit Committee. The Audit Committee has primary responsibility for the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; the performance of the Company’s internal audit department; the performance of the third parties engaged to perform internal control testing to support management’s assessment of internal control; the annual independent audit of the Company’s financial statements, including the engagement of, and the evaluation of the qualifications, independence and performance of, the independent auditors; and the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures. As part of its duties, the Audit Committee discusses with management the Company’s risk management process, including cybersecurity risk, and the steps management has taken to monitor and control risk exposures. The Committee also reviews the Company’s risk assessment and risk management policies.

Compensation Committee. The Compensation Committee is responsible for exercising oversight with respect to potential compensation-related risks, including management’s assessment of risks related to employee compensation programs.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives periodic reports with respect to compliance with the Company’s Code of Business Conduct and Ethics, and acts upon any request by executive officers for waivers under the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines. The Committee periodically reviews and assesses the adequacy of the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines, and makes recommendations to the Board regarding any desirable revisions.

Director Compensation

During 2018, directors who are not employees of the Company received a cash retainer fee of $3,333 per month. Committee members of the Audit, Compensation and Nominating and Corporate Governance Committee received additional cash retainer fees of $625, $417 and $208 per month, respectively. Directors who served as committee chairs for the Audit, Compensation, and Nominating and Corporate Governance Committees, and the Lead Independent Director received additional monthly cash retainer fees of $833, $444, $333 and $611, respectively. It is the Company’s policy that directors will not receive per-meeting fees unless the number of committee meetings in any given year exceeds a preset number of committee meetings expected to be held during the year. If such a circumstance occurs, directors who are members of the Audit, Compensation and Nominating and Corporate Governance committees would be paid $1,071, $1,000 and $833, respectively, per additional meeting. Additional meeting fees were paid for one Audit Committee meeting during 2018. All directors’ fees are paid in arrears on a monthly basis. In addition to cash compensation, the Board may determine, from time to time, to award stock options or restricted stock as compensation to non-employee directors. On February 20, 2018, each non-employee director then serving on the Board was awarded a grant of 2,740 restricted stock units with a fair value of $32.85 per share. All of such shares vest fully on the first anniversary of the grant date.

In lieu of receiving their fees in cash, each director can elect to have some or all of his or her fees paid in unrestricted shares of the Company’s common stock, with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2014 Equity Incentive Plan. The award of shares in lieu of cash uses the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry. Any cash in lieu of fractional shares resulting from the transfer of whole shares is paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan. A director’s election to receive shares in lieu of cash must have been made by July 1 of each year, and may only be changed on an annual basis.

All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs. Additionally, directors are reimbursed for documented mileage and other related expenses incurred for travel to and from Board and committee meetings.

The following table sets forth the compensation paid to the non-employee directors of the Company for their service in 2018.

2018 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)		Stock Awards ($)(a)	Total ($)
Thomas A Beckett (b)	25,192	(c)	67,497	92,289
Tracy Fitzsimmons	61,000	(c)	90,009	151,009
John W. Flora	45,000		90,009	135,009
Richard L. Koontz, Jr.	45,000	(c)	90,009	135,009
Dale S. Lam	55,682		90,009	145,691
Kenneth L. Quaglio	49,196	(c)	90,009	139,205
Leigh Ann Schultz	54,405		90,009	144,414
James E. Zerkel II (d)	52,264		90,009	142,273

Former Director
Ken L. Burch (e)	18,392	(c)	90,009	108,401

_________________________

(a)	On February 20, 2018, each then serving director was awarded a grant of 2,740 shares with a fair value of $32.85 per share. On May 1, 2018, Mr. Beckett was awarded a grant of 1,788 restricted stock units with a fair value of $37.75 per share. All the shares awarded in 2018 vested fully on February 20, 2019.
(b)	Mr. Beckett was elected to the Board of Directors on May 1, 2018.
(c)	For 2018 service, Mr. Burch, Mr. Beckett, Dr. Fitzsimmons, Mr. Koontz, and Mr. Quaglio elected to receive $600, $2,400, $12,833, $6,000 and $3,750, respectively, of his or her cash compensation in the form of unrestricted shares of common stock, which were valued at the closing price as of the last trading day of the service month.
(d)	Mr. Zerkel will be retiring from the Board effective as of the date of this annual meeting.
(e)	Mr. Burch retired from the Board effective as of the 2018 annual meeting on May 1, 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the Company’s compensation program for its executive officers, including its Chief Executive Officer and other “named executive officers” identified in the 2018 Summary Compensation Table below, and explains how the Company’s independent directors determined the levels and forms of the compensation that was earned by or paid to the executive officers for 2018. In addition to the matters described below, the independent directors considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the May 1, 2017 Annual Meeting of Shareholders in determining the levels and forms of compensation that were earned by or paid to the named executive officers in 2018. As reported in the Company’s Current Report on Form 8-K, filed with the SEC on May 3, 2017, more than 88% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. Accordingly, the Company did not make any changes to its executive compensation program as a result of the vote.

During 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”), a company that consults on employee benefits and compensation issues, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices. Frederic Cook was also asked to make recommendations regarding the structure of executive compensation, including the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation. Frederic Cook also provided advice regarding the composition of the peer group used in evaluating the Company’s executive compensation practices. The Compensation Committee continues to consult with Frederic Cook from time to time as appropriate.

The Company’s executive compensation program serves to attract and retain the management talent needed to successfully lead our Company and increase shareholder value. It rewards executives for using their knowledge and skill to meet defined objectives set by the Board, and motivates their behavior by rewarding desired performance or the meeting of established corporate objectives.

The Company’s executive compensation program primarily consists of base salary, annual incentive bonuses, long-term incentives in the form of equity-based compensation, and retirement compensation. Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities. Annual incentive bonuses represent a variable component of compensation, and are intended to compensate executives for specific achievements or improvements in the Company’s performance and individual accomplishments toward specific objectives. Long-term, equity-based incentive compensation represents a variable component which seeks to reward executives for performance that maximizes long-term shareholder value, while further aligning the executives’ financial interests with those of our shareholders, and also serves as a retention tool. Retirement compensation is a variable component of compensation and is designed to allow the participants to accumulate assets that will assist in meeting their post-retirement needs.

All incentive compensation (both cash and equity compensation) received by executive officers and certain other employees of the Company (“Senior Management”) is subject to reduction, cancellation, forfeiture and recoupment under the Company’s Executive Compensation Recovery Policy (the “Recovery Policy”). Currently, individual compensation is subject to recovery from a member of Senior Management who, as a result of his or her misconduct, received incentive compensation in excess of compensation that would have been paid had such misconduct not occurred. For purposes of the Recovery Policy, “misconduct” includes gross negligence, willful misconduct, fraudulent or deceitful activity, as well as any failure to act (including a failure to adequately supervise other employees) in circumstances where such employee knew, or reasonably should have known, that action was required. Excess compensation is subject to recovery by the Company if the misconduct is identified or alleged within a period of three years from the later of the date of receipt of the subject compensation, or the most recent date of misconduct. The Board of Directors has full discretion whether to seek recovery of incentive compensation and to determine the amount of such compensation that is subject to recovery. The Recovery Policy is intended to supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from its employees (including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002 and Section 16(b) of the Securities Exchange Act of 1934, as amended).

The Company also provides various benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees
401(k) Plan (a)	X	X
Medical/Dental/Vision Plans (a)	X	X
Life and Disability Insurance (a)	X	X
Annual Incentive Plan (Bonus)	X	X
Equity Incentive Plan (Stock Awards)	X	X
Deferred Compensation Plan (b)	X	Not offered
Defined Benefit Pension Plan	Not offered	Not offered
Defined Benefit Executive Supplemental Retirement Plan	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Change in Control and Severance Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered

_________________________

(a)	All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation).
(b)	The Company maintains an Executive Supplemental Retirement Plan for certain of its executive officers, but discontinued contributions to the Plan as of June 2010.

The Company further believes that perquisites for executive officers should be extremely limited in scope and value, and has historically provided few perquisites. The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees
Employee Discounts (a)	X	X
Spousal Travel Reimbursements (b)	X	X
Financial Planning Allowances	Not offered	Not offered
Automobile Allowance	Not offered	X
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (c)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (d)	Not offered	Not offered

_________________________

(a)	All employees are eligible for discounts on Company services.
(b)	The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company-sponsored events (such as industry association conventions and conferences). The Company reimburses the executive or employee for the cost of the spouse’s travel and expenses, and adds such reimbursements to taxable pay for W-2 purposes. The Company does not gross up pay to cover the taxes on such reimbursements.
(c)	The Company does not own, lease, or use private aircraft.
(d)	The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.

Base Salaries

Base salaries reflect the scope of an executive’s responsibilities and his or her performance in directing and managing the efforts of the Company or the business unit for which the executive is responsible. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent. Base salaries are reviewed annually by the Compensation Committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, the executive’s potential overall compensation package and general economic conditions. Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration. For decisions made regarding changes to executive compensation in 2018, the Compensation Committee reviewed compensation data disclosed in the proxy filings of the following companies: Alaska Communications Systems Group Inc.; ATN International, Inc.; Cable One, Inc.; Cincinnati Bell, Inc.; Cogent Communications Holdings, Inc.; Consolidated Communications Holdings Inc.; Fairpoint Communications Inc.; General Communication Inc.; Hawaiian Telcom Holdco, Inc.; IDT Corporation; Lumos Networks Corp.; Spok Holdings, Inc.; and Vonage Holdings Corp. These companies were selected for comparison because they reflect similar company attributes and core competencies for executive talent, and reflect the labor market for the Company’s executive talent, in terms of both industry and organizational complexity. Although the Compensation Committee generally believes that the target total compensation should be at the median of the peer group, the Company does not specifically “benchmark” compensation for specific executives or strive to pay our executive officers, including the named executive officers, at a particular level of compensation. Instead, the Compensation Committee used the information to understand the range of compensation among these comparison companies and to obtain a general understanding of compensation practices.

Annual Incentive Bonuses

Annual bonuses are intended to focus the executive’s energy into improving corporate performance based on priorities set by the Board, and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company. Annual bonuses are calculated as a percentage of base pay. Target bonuses for executives were 95%, 70%, 60%, 50%, 50% and 70% for Christopher E. French, the Chief Executive Officer; David L. Heimbach, Chief Operating Officer; James F. Woodward, Chief Financial Officer; William L. Pirtle, Senior Vice President - Sales and Marketing; Thomas A. Whitaker, Senior Vice President - Fiber Operations; and Earle A. MacKenzie, former Executive Vice President - Special Projects, respectively. Mr. Pirtle served as the Company’s Senior Vice President - Wireless prior to assuming his new and expanded position, and Mr. Whitaker held the position of Senior Vice President - Cable prior to taking leadership over the Company’s fiber operations as Senior Vice President - Fiber Operations. Mr. Pirtle and Mr. Whitaker assumed their new positions at the Company on January 1, 2019, so compensation decisions for fiscal year 2018 described in this report relate to the work they achieved while holding their previous titles.

Annual bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of company-wide financial and service performance goals and achievement of individual objectives. For 2018, the company-wide objectives represented 80% of the total target, and individual objectives represented 20% of the total target, for each of the named executive officers, except for Mr. Heimbach. Company-wide objectives represented 100% of Mr. Heimbach’s total target. Individual objectives for the Chief Executive Officer and the former Executive Vice President - Special Projects were established by the independent directors. Individual objectives for the other named executive officers who had individual objectives were established by the Chief Executive Officer. Each officer’s actual bonus can range up to 150% of the target bonus for exceeding all of the goals and objectives reflected in a given year’s plan. The actual bonus can also range as low as zero in the event there is a failure to achieve any of the goals or objectives in a given year’s plan.

For 2018, company-wide performance goals consisted of three components for salaried Company employees, including the named executive officers. The first component, representing 70% of the total target for the Chief Executive Officer, 87.5% of the total target for the Chief Operating Officer, 60% of the total target for the Chief Financial Officer, the Senior Vice President - Sales and Marketing, and the Senior Vice President - Fiber Operations, and 70% of the total target for the former Executive Vice President - Special Projects was a financial objective based on adjusted operating income, which the Company believes is a key driver to creating long-term shareholder value. Adjusted operating income was defined as operating income before depreciation and amortization (OIBDA), excluding accrued expenses for the current year’s incentive plan and expenses relating to the Executive Supplemental Retirement Plan.

The target levels of adjusted operating income for the named executive officers were: a minimum of approximately $233.6 million (below which no bonus would be earned on this component); a goal of approximately $258.2 million (which represented 100% achievement toward this component); and a high of approximately $282.7 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). The maximum threshold of $282.7 million represented 115% of budgeted adjusted operating income for 2018, and was viewed as evidencing high achievement.

Calculated with the exclusions described above, the 2018 adjusted operating income was approximately $260.0 million. Based upon these results and after considering whether any unusual items impacted the financial accomplishments in 2018, the Company’s independent directors determined that the $258.2 million goal threshold had been exceeded, resulting in a 104% achievement for the financial objective.

The other two company-wide performance goals for 2018 for the named executive officers were customer growth in the number of post-paid customers in our PCS business and growth in the gross margin in the Cable business. The PCS growth measure was chosen as a performance objective because of the Company’s belief that increased customer growth reflects that the Company is providing good service and is a direct measure of how well the Company is performing in the wireless segment against alternative providers. The goal for net PCS customer additions anticipated continued growth over 2018 results in the legacy Shentel and acquired nTelos wireless markets. The Cable segment gross margin measure was calculated as the annual Cable service revenue less the annual cost of goods sold, and was chosen as a performance objective because of the Company’s focus on increasing the Cable segment’s contribution to overall operating income. The goal for gross margin in the Cable segment represented significant growth in the gross margin over 2018 results.

The PCS growth component represented 5% of the total target bonus for the Chief Executive Officer, 6.25% of the total target bonus for the Chief Operating Officer, 10.0% of the total target bonus for each of the Chief Financial Officer, the Senior Vice President - Sales and Marketing, and the Senior Vice President - Fiber Operations, and 5% of the total target for the former Executive Vice President - Special Projects. The PCS growth targets were a minimum of 44,296 net post-paid PCS additions (below which no bonus would be earned), a goal of 49,218 net post-paid PCS additions (which represented 100% achievement toward this component) and a high of 54,140 net post-paid PCS additions (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). In 2018, there was an actual gain of 20,236 post-paid customers which failed to meet the minimum threshold, resulting in a 0% achievement for this component for the Company’s employees, including the named executive officers.

The Cable segment gross margin component represented 5% of the total target bonus for the Chief Executive Officer, 6.25% of the total target bonus for the Chief Operating Officer, 10.0% of the total target bonus for each of the Chief Financial Officer, the Senior Vice President - Sales and Marketing, and the Senior Vice President - Fiber Operations, and 5% of the total target for the former Executive Vice President - Special Projects. The target levels for Cable segment gross margins were a minimum of approximately $72.6 million (below which no bonus would be earned), a goal of approximately $80.7 million (which represented 100% achievement toward this component) and a high of approximately $84.7 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). In 2018, actual Cable gross margin was $83.0 million, which exceeded the goal threshold, and resulted in 128% achievement for the Company’s employees, including the named executive officers.

For 2018, individual objectives represented 20% of the total potential achievement toward the incentive bonuses of the each of the named executive officers other than the Chief Operating Officer. Because he joined the Company mid-year, the Chief Operating Officer was not assigned individual objectives for 2018. The individual objectives of the Chief Executive Officer were to strengthen and develop the executive management team, including recruitment of senior executive talent; to develop a succession plan for key roles within the executive management structure; and, in coordination with the Chief Financial Officer, to improve the accounting and internal control environment. As a result of meeting expectations with respect to those goals, the Chief Executive Officer achieved a weighted performance of 100% of his individual goal.

The individual objectives of the Chief Financial Officer were to improve the accounting and internal control environment; to develop the technical knowledge and experience of the accounting and finance staff; and to support the evaluation of business opportunities. As a result of exceeding expectations with respect to those goals, the Chief Financial Officer achieved a weighted performance of 125% of his individual goal.

The individual objectives the Senior Vice President - Sales and Marketing were to achieve growth in the operating income of the Wireless segment; to complete new site construction in the Company’s mobile territory; and to upgrade and migrate acquired cell sites in the Company’s mobile expansion areas, which were weighted 40%, 30% and 30%, respectively. The targets for Wireless operating income were a minimum of $211.6 million (below which no bonus would be earned on this component), a goal of $235.1 million (which represented 100% achievement toward this component) and a high of $258.7 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). Actual wireless operating income was $244.9 million, resulting in 121% achievement for this component. The targets for new site construction were 134 new sites constructed (below which no bonus would be earned on this component), a goal of 143 new sites constructed which represented 100% achievement toward this component) and a high of 147 new sites constructed (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). Actual new sites constructed were 118, resulting in a 0% achievement for this component. The targets for site upgrades and migration were 138 sites successfully upgraded and migrated (below which no bonus would be earned on this component), a goal of 147 sites successfully upgraded and migrated which represented 100% achievement toward this component) and a high of 152 sites successfully upgraded and migrated (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). Actual sites successfully upgraded and migrated were 56, resulting in a 0% achievement for this component. As a result of his achievement on these components, the Senior Vice President - Sales and Marketing achieved a weighted performance of 48% of his individual goal.

The individual objective the Senior Vice President - Fiber Operations was based upon growth in the gross margin in the Cable segment. The target levels for Cable segment gross margins were a minimum of approximately $72.6 million (below which no bonus would be earned), a goal of approximately $80.7 million (which represented 100% achievement toward this component) and a high of approximately $88.6 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). In 2018, actual Cable gross margin was $83.0 million, which exceeded the goal threshold, and resulted in the Senior Vice President - Fiber Operations achieving a performance of 114% of his individual goal.

The individual objectives of the former Executive Vice President - Special Projects were to support the successful recruitment and hiring of a candidate for the Chief Operating Officer position and support the newly-hired Chief Financial Officer in the valuation of business opportunities and implementation of improvements to the Company’s internal control environment. As a result of exceeding expectations with respect to those goals, the former Executive Vice President - Special Projects achieved a weighted performance of 150% of his individual goal.

Based on these assessments and results the Chief Executive Officer, Chief Financial Officer, Senior Vice President - Sales and Marketing, Senior Vice President - Fiber Operations, and the former Executive Vice President - Special Projects achieved 100%, 125%, 48%, 114% and 150% of target, respectively, for their personal objectives. Along with the combined performance on the company-wide objectives, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President -Sales and Marketing, Senior Vice President - Fiber Operations, and the former Executive Vice President - Special Projects achieved 99%, 99%, 100%, 85%, 98% and 109%, respectively, of their total targeted bonus.

Long-Term Equity-Based Compensation

Equity-based compensation is intended to focus each of the executives on the long-term, overall impact of their decisions on the Company as a whole, as opposed to the shorter, annual time frame associated with the annual incentive bonuses. Equity-based compensation also aligns the executives’ interests more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base. Due to the long-term nature of this component of compensation, it also serves as a retention tool, helping the Company retain desired management talent.

As part of their overall review of executive compensation, and based on the history of prior equity grants, the Compensation Committee recommended, and the Board of Directors approved, a grant of restricted stock units in February 2018 to the named executive officers and other management employees.

The Company does not have a program, plan or practice to time equity awards, including option grants, to its executive officers or employees in coordination with the release of material non-public information. The grant date of long-term equity awards for our executive officers is the date of the Board of Directors meeting at which the award determinations are made. The exercise price of stock options issuable under the Company’s 2014 Equity Incentive Plan is the last closing price of the common stock as reported on the Nasdaq Global Select Market prior to the grant.

Retirement Compensation

The Company maintains a defined contribution Executive Supplemental Retirement Plan. Vesting in the Executive Supplemental Retirement Plan is subject to a ten-year service requirement. The Company discontinued contributions to the Executive Supplemental Retirement Plan during 2010.

Summary Compensation

The following table presents details about compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers serving with the Company at December 31, 2018. The table also includes compensation paid to Earle MacKenzie (Former Executive Vice President - Special Projects), who retired as of June 29, 2018.

2018 Summary Compensation Table

	Year	Salary	Stock Awards (a)	Non-Equity Incentive Plan Comp (b)	All Other Compensation (c)	Total

Christopher E. French President and CEO	2018	$631,134	$712,009	$591,941	$24,000	$1,959,084
	2017	597,739	576,532	644,836	23,600	1,842,707
	2016	558,602	453,191	688,191	22,700	1,722,684

David L. Heimbach EVP & COO (d)	2018	238,462	250,000	164,918	312,686(e)	966,066
	2017	-	-	-	-	-
	2016	-	-	-	-	-

James F. Woodward SVP–Finance & CFO	2018	391,594	507,815	234,626	14,673	1,148,708
	2017	15,385	249,991	9,576	-	274,952
	2016	-	-	-	-	-

William L. Pirtle Senior VP–Sales and Marketing	2018	296,224	179,170	122,654	25,162	623,210
	2017	277,206	175,683	147,604	23,600	624,093
	2016	262,787	166,162	164,444	136,830	730,223

Thomas A. Whitaker Senior VP–Fiber Operations	2018	264,544	162,888	129,109	22,665	579,206
	2017	251,428	160,850	131,322	21,755	565,356
	2016	228,928	152,835	153,621	19,041	554,424

Earle A. MacKenzie(f) Former EVP – Special Projects	2018	219,847	545,985	165,303	90,684(g)	1,021,819
	2017	389,558	540,302	325,336	23,600	1,278,796
	2016	370,565	474,900	354,508	147,405	1,347,378

(a)	For all periods shown, amounts represent grant date fair values for awards of share-based compensation. See See Note 2, Summary of Significant Accounting Policies, subsection “Stock Compensation”, included with the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018, for additional details.
(b)	Amounts for each year were earned for performance in that year and were paid in the first fiscal quarter of the following year.
(c)	Amounts for all years include employer and matching contributions to the Company’s 401(k) plan and employer contributions to health spending accouts for each named officer. The tax-deferred 401(k) contributions for the Company’s named executive officers were as follows for 2018: $22,000 for Mr. French, $8,686 to Mr. Heimbach, $14,673 for Mr. Woodward, $23,162 for Mr. Pirtle, and $23,162 for Mr. Whitaker.

(d)	Mr. Heimbach became Chief Operating Officer on May 3, 2018.
(e)	This amount includes a signing bonus and relocation payment of $300,000 to Mr. Heimbach to assist with his relocation to the Shenandoah Valley.
(f)	Mr. MacKenzie retired as Executive Vice President - Special Projects of the Company on June 29, 2018.
(g)	This amount includes payments made to Mr. MacKenzie following Mr. MacKenzie’s retirement on June 29, 2018, pursuant to a consulting agreement with the Company pursuant to which he provided advisory services to the Company. The consulting agreement was terminated as of December 31, 2018.

The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control. Vested stock options must be exercised before separation from the Company (except in the case of retirement) and unvested stock and options at separation are forfeited upon separation (except in the case of retirement). If an employee is at least fifty-five years old at retirement and has completed at least ten years of continuous service with the Company, the equity awards will continue to vest according to the agreed-upon vesting schedule, if so provided in the applicable award agreement.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards by the Company to the named executive officers during 2018.

All executive officers were granted Relative Total Shareholder Return performance units (“RTSR Awards”) on February 20, 2018. Pursuant to the terms of the RTSR Awards, the Company’s stock performance over a three-year period ended December 31, 2020 will be compared to a group of 32 peer companies, and the actual number of shares to be issued will be determined based upon the performance of the company’s stock as compared with that of the peer group. A target number of performance units (as shown in the 2018 Grants of Plan-Based Awards Table, below) was established for each executive officer at the time of the grant. The actual number of shares to be issued ranges from 0 shares (if the Company’s stock performance is in the bottom 25% of the peer group) to 150% of the target shares (if the Company’s stock performance is in the top 25% of the peer group). Subject to requirements relating to continued employment with the Company, and to special vesting provisions in case of a change of control, the shares will vest on the date (which will be no earlier than January 1 and no later than March 15, 2021) that the Compensation Committee makes the determination of the Company’s performance relative to the peer group.

All executive officers were also granted restricted stock unit awards (“RSU Awards”) in the amounts reflected in the “2018 Grants of Plan-Based Awards Table” under the 2014 Equity Incentive Plan. The RSU Awards vest ratably on each anniversary of the grant date over a period of four years. The RSU Awards are subject to forfeiture in the case of death, termination (for any reason), or resignation, but will continue to vest along the normal vesting schedule in the case of retirement.

2018 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	options (#)	awards ($/Sh)	Awards ($)
Christopher E. French	2/20/2018	-	-	-	5,335	10,670	16,005	-	-	-	361,500	(a)
	2/20/2018	-	-	-	-	-	-	10,670	-	-	350,510	(b)
	2/20/2018	0	599,578	899,366	-	-	-	-	-	-	-

David L. Heimbach	5/15/2018	-	-	-	-	-	-	4,026	-	-	125,007	(c)
	5/15/2018	-	-	-	-	-	-	-	6,864	31.05	124,993	(c)
	5/15/2018	0	166,923	250,385	-	-	-	-	-	-	-

James F. Woodward	2/20/2018	-	-	-	3,805	7,610	11,415	-	-	-	257,827	(a)
	2/20/2018	-	-	-	-	-	-	7,610	-	-	249,989	(b)
	2/20/2018	0	234,956	352,435	-	-	-	-	-	-	-

William L. Pirtle	2/20/2018	-	-	-	1,343	2,685	4,028	-	-		90,968	(a)
	2/20/2018	-	-	-	-	-	-	2,685	-	-	88,202	(b)
	2/20/2018	0	148,112	222,168	-	-	-	-	-	-	-

Thomas A. Whitaker	2/20/2018	-	-	-	1,211	2,441	3,662	-	-	-	82,701	(a)
	2/20/2018	-	-	-	-	-	-	2,441	-	-	80,187	(b)
	2/20/2018	0	132,272	198,408	-	-	-	-	-	-	-

Earle A. MacKenzie (d)	2/20/2018	-	-	-	4,091	8,182	12,273	-	-	-	277,206	(a)
	2/20/2018	-	-	-	-	-	-	8,182	-	-	268,778	(b)
	2/20/2018	0	153,893	230,840	-	-	-	-	-	-	-

(a)	The fair value of the RTSR Awards was calculated using a combination of a Monte Carlo simulation model and the closing stock price as of the day before the grant which resulted in a grant date fair value of approximately $33.88 per unit.
(b)	The closing stock price as of the day before the grant of the RSU Awards, which also represents the fair value of a share of restricted stock units, was $32.85 per share
(c)	On May 15, 2018, Mr. Heimbach was granted 4,026 restricted stock units (RSUs) that will vest one-fourth on each of the first through fourth anniversaries of the grant; the closing price as of the day before the grant of restricted stock units, which also represents the fair value of a share of restricted stock unit, was $31.05 per share. Mr. Heimbach was also granted 6,864 options with an exercise price of $31.05 per share, the closing price of Company stock as of the day before the grant. The Black-Scholes grant date fair value of the option award is approximately $18.21 per share. These option awards are subject to forfeiture in the case of death, termination (for any reason), or resignation, but will continue to vest along the normal vesting schedule in the case of retirement.
(d)	Mr. MacKenzie retired as Executive Vice President - Special Projects of the Company on June 29, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2018 fiscal year-end for the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (a)($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($) (b)
Christopher E. French	-	-		-	-	10,670	(c)	472,148	-		-
	-	-		-	-	7,113	(d)	314,750	-		-
	-	-		-	-	4,947	(e)	218,905	-		-
	-	-		-	-	2,710	(f)	119,918	-		-
	-	-		-	-	-		-	10,670	(g)	472,148
	-	-		-	-	-		-	9,484	(h)	419,667
	-	-		-	-	-		-	4,947	(i)	218,905

David L. Heimbach	-	6,864	(j)	31.05	5/15/2028	-		-	-		-
	-	-		-	-	4,026	(k)	178,151	-		-
	-
James F. Woodward	-	6,524	(l)	35.10	12/31/2027				-		-
	-	-		-	-	2,671	(m)	118,192
	-
William L. Pirtle	3,998	-		6.92	2/18/2023				-		-
	2,794	-		5.41	2/19/2022
	-	-		-	-	2,685	(c)	118,811	-		-
	-	-		-	-	2,167	(d)	95,890	-		-
	-	-		-	-	1,814	(e)	80,270	-		-
	-	-		-	-	990	(f)	43,808
	-	-		-	-	-		-	2,685	(g)	118,811
	-	-		-	-	-		-	2,890	(h)	127,883
	-	-		-	-	-		-	1,814	(i)	80,270

Thomas A. Whitaker	-	-		-	-	2,441	(c)	108,014	-		-
	-	-		-	-	1,984	(d)	87,792	-		-
	-	-		-	-	1,668	(e)	73,809	-		-
	-	-		-	-	914	(f)	40,445
	-	-		-	-	-		-	2,441	(g)	108,014
	-	-		-	-	-		-	2,646	(h)	117,086
	-	-		-	-	-		-	1,668	(i)	73,809

Earle A. MacKenzie(n)	-	-		-	-	8,182	(c)	362,054	-		-
	-	-		-	-	6,666	(d)	294,971	-		-
	-	-		-	-	5,184	(e)	229,392	-		-
	-	-		-	-	3,206	(f)	141,866	-		-
	-	-		-	-	-		-	8,888	(h)	393,294
	-	-		-	-	-		-	5,184	(i)	229,392

_________________________

(a)	The market value of the RSU Awards is based on the closing price of the Company’s common stock ($44.25) as of December 31, 2018.
(b)	The market value of the RTSR Awards is based on the target number of shares under the award times the closing price of the Company’s stock ($44.25) on December 31, 2018.
(c)	The RSU Awards granted on February 20, 2018 vest ratably each year for four years.
(d)	The RSU Awards granted on February 22, 2017 vest ratably each year for four years.
(e)	The RSU Awards granted on February 16, 2016 vest ratably each year for four years.
(f)	The RSU Awards granted on February 18, 2015 vest ratably each year for four years.
(g)	The RSTR Awards awards granted February 20, 2018 will vest as of December 31, 2020; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards.
(h)	The RSTR Awards awards granted February 22, 2017 will vest as of December 31, 2019; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards.
(i)	The RSTR Awards awards granted February 16, 2016 vested and became non-forfeitable on December 31, 2018. Pursuant to the terms of the awards, on January 29, 2019, the Compensation Committee certified the Company’s performance relative to the peer group, which resulted in maximum payout of 150% of the target number of shares awarded. The shares actually delivered under the awards were: 14,842 for Mr. French; 5,442 for Mr. Pirtle; 5,005 for Mr. Whitaker; and 15,553 for Mr. MacKenzie.
(j)	The option award granted to Mr. Heimbach on May 15, 2018 will vest ratably on each of the third through seventh anniversaries of the grant date.
(k)	The RSU award granted to Mr. Heimbach on May 15, 2018 will vest ratably each year for four years.
(l)	Mr. Woodward was granted an award of options on December 13, 2017. His unvested options at December 31, 2018 are scheduled to vest as follows: 1,304 options on December 13, 2020, and 1,305 options per year in each year from December 13, 2021 through December 31, 2024. These options were granted with an exercise price of $35.10 per share and a fair value of $19.16 per share.
(m)	The RSU Award granted to Mr. Woodward on December 13, 2017 will vest ratably each year for four years.
(n)	Mr. MacKenzie retired as Executive Vice President - Special Projects of the Company on June 29, 2018.

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised and stock awards vested during the 2018 fiscal year for the named executive officers.

2018 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting

Christopher E. French	58,934	2,571,000	24,083	$800,000
David L. Heimbach	-	-	-	-
James F. Woodward	-	-	890	41,990
William L. Pirtle	-	-	8,382	219,819
Thomas A. Whitaker	13,266	578,167	7,718	256,614
Earle A. MacKenzie(a)	-	-	28,238	938,462

(a)	Mr. MacKenzie retired as Executive Vice President - Special Projects of the Company on June 29, 2018.

Nonqualified Defined Contribution Plan

In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan. The Company discontinued contributions to the plan effective June 2010. Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan. The Company will also reflect those gains or losses as investment gains or losses on its financial statements. The Company elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

2018 Nonqualified Deferred Compensation Table

	Aggregate Earnings	Aggregate Balance at
Name	in Last FY	Last FY

Christopher E. French	$(109,696)	$1,238,073
David L. Heimbach	-	-
James F. Woodward	-	-
William L. Pirtle	(67,089)	491,118
Thomas A. Whitaker	-	-
Earle A. MacKenzie(a)	-	-

(a)	Mr. MacKenzie liquidated his entire balance from the Executive Supplemental Retirement Plan subsequent to his retirement.

Potential Payments Upon Termination or Change in Control

As previously noted, the Company’s named executive officers do not have employment or change of control agreements. Upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason, all officers are eligible to receive lump-sum distributions of their vested accumulated benefits under the Executive Supplemental Retirement Plan. Vesting of equity-based compensation does not automatically accelerate upon a change of control, except for any unvested RTSR performance shares granted on February 16, 2016, February 22, 2017, or February 20, 2018 and outlined in the above Outstanding Equity Awards at Fiscal Year End Table which will vest upon change of control, and vest on a prorated basis based on the number of months an officer was employed during the relevant performance period. In addition, certain of the equity-based compensation will continue to vest following retirement for executive officers who are at least 55 years of age and have completed at least 10 years of continuous service with the Company as of the date of retirement. Such vesting will be in accordance with the original vesting schedule determined at the date of grant. Vested stock options as of December 31, 2018, are shown in the Outstanding Equity Awards at Fiscal Year-End table. No other payments to any officers would be triggered by such officer’s termination of employment.

Although Mr. Heimbach does not have an employment agreement with the Company, he will be entitled to the sum of his annual base salary, $400,000 and his target annual cash bonus, $280,000, for a total of $680,000, if the Company terminates Mr. Heimbach without cause or he resigns for good reason during the first year of Mr. Heimbach’s employment. If such termination or resignation occurs during the second year of Mr. Heimbach’s employment, the Company will pay to him an amount equal to one-half of the sum of his annual base salary and target annual cash bonus

Stock Ownership Guidelines and Anti-Hedging Policy

The Compensation Committee has implemented stock ownership guidelines for the Company’s directors and executive officers in order to reinforce the importance of stock ownership and long-term focus. The guidelines apply to all members of the Board of Directors and executive officers of the Company. Stock ownership is the sum of the shares of the Company’s stock beneficially owned in addition to unvested restricted stock units. Pledged shares and shares from awards of stock options that are unvested or vested but unexercised are not included in the ownership amount. Expected ownership levels are: i) five times base salary for the Chief Executive Officer; ii) three times base salary for the Chief Operating Officer and Chief Financial Officer; iii) two times base salary for all other executive officers; and iv) sixty times the monthly retainer fee for members of the Board.

Additionally, to emphasize the importance of sharing the same objectives as all shareholders of the Company, the Company’s Insider Trading policy prohibits directors, senior executives, and other designated employees from engaging in hedging transactions.

Pay Ratio Disclosure

In 2015, the U.S. Securities and Exchange Commission adopted rules (as required by the Dodd-Frank Act) requiring disclosure of: (i) the annual total compensation of our median employee (excluding our Chief Executive Officer) (ii) the annual total compensation of our Chief Executive Officer; and (iii) the ratio of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer. The annual total compensation of our Chief Executive Officer for fiscal year 2018, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,959,084. The median of the annual total compensation of all employees, excluding our Chief Executive Officer, for fiscal year 2018 was $60,726. As a result, we estimate that the annual total compensation of our CEO was 32.3 times that of the annual total compensation of the median employee for fiscal year 2018.

We identified the median employee by using the actual compensation paid during 2018, as reported on IRS Form W-2, to our employees as of December 29, 2018. Compensation for employees who joined the Company after January 1, 2018 was annualized for purposes of identifying the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology used for calculating the total compensation of our Chief Executive Officer as set forth in the Summary Compensation Table.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2018 to be included in the Company’s 2019 Annual Meeting of Shareholders Proxy Statement (the “Proxy”). Based on the reviews and discussions referred to above, we have recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporated by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Tracy Fitzsimmons, Chair
John W. Flora
Richard L. Koontz, Jr.
James E. Zerkel II

Certain Relationships and Related Transactions

As set forth in the Audit Committee charter, the Audit Committee is responsible for reviewing all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC. During 2018, the Company and its subsidiaries made numerous purchases of fuel from Holtzman Oil Corporation and entities affiliated with Holtzman Oil Corporation. The Company also leases a small parcel of land to Holtzman Oil Corporation, and sells telephone and internet services to Holtzman Oil Corporation. Mr. Koontz is a Vice President of Holtzman Oil Corporation. For the period from January 1, 2018 through December 31, 2018, total purchases of fuel by the Company were approximately $214 thousand. For the period from January 1, 2018 through December 31, 2018, the Company received rent in the amount of approximately $504, and received payment for services in the amount of approximately $62 thousand, from Holtzman Oil Corporation. All transactions with Holtzman Oil Corporation and its affiliates were at market or tariffed rates pursuant to arms-length agreements.

PROPOSAL TWO: SHAREHOLDER RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”), as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019. Our shareholders are asked to ratify that appointment at the annual meeting. In accordance with its charter, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider whether or not to retain KPMG as the Company’s independent registered public accounting firm. Even if the appointment of KPMG is ratified by the shareholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG are expected to attend the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

KPMG served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2017 and 2018. The following sets forth the aggregate fees billed by KPMG to the Company for the audit of our annual financial statements for the years ended December 31, 2017 and 2018, and fees billed for other services rendered by KPMG during those periods (in thousands).

	2017	2018
Audit services (1)	$3,835	$4,242
Audit-related services (2)	-	5
Tax services (3)	-	-
All other services (4)	-	-
Total	$3,835	$4,247

(1)	Fees for services in connection with the audit of our financial statements and review of our quarterly financial statements.
(2)	Fees for services provided in connection with financial due diligence.
(3)	Fees for tax compliance, tax planning, and tax advice, including tax return preparation and requests for rulings or technical advice from tax authorities.
(4)	Fees for services provided, excluding the services described above, if any.

In making its appointment of KPMG as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019, the Audit Committee considered whether KPMG’s provision of non-audit services is compatible with maintaining KPMG’s independence. KPMG does not presently provide any non-audit services to the Company.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by such firm. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of KPMG LLP.

Report of the Audit Committee

The Audit Committee of the Company’s Board of Directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.

During the fiscal year ended December 31, 2018, the Audit Committee reviewed with the Company’s management, internal audit department, and KPMG (the Company’s independent registered public accounting firm), the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal controls, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal controls, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. KPMG is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements; and (2) the Company’s internal controls over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, KPMG reports directly to the Audit Committee. The Audit Committee appointed KPMG as the Company’s independent registered public accounting firm and approved the firm’s fees.

The Audit Committee discussed with KPMG the matters required to be discussed by the Nasdaq Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants. In addition, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG the firm’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Leigh Ann Schultz, Chair
Dale S. Lam
Kenneth L. Quaglio

PROPOSAL THREE: NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking shareholders to approve, in a non-binding vote, the Company’s named executive officer compensation as disclosed in this proxy statement.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.

The Board urges shareholders to read the Compensation Discussion and Analysis beginning on page 12 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table appearing on page 17 and other related compensation tables and narratives of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or the Company. Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. On November 21, 2018, Leigh Ann Schultz filed a Form 4 report to correct an inadvertent failure to timely report one transaction where she acquired four shares of Shentel stock on November 16, 2018. Based solely upon a review of Section 16(a) reports furnished to the Company for 2018 or written representations that no other reports were required, the Company believes that, except as noted above, the foregoing reporting persons complied with all filing requirements for fiscal year 2018.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2019

Under SEC rules, in order for shareholder proposals to be presented at the Company’s annual meeting of shareholders in 2020, such proposals must be received by the Company’s secretary at the Company’s principal office in Edinburg, Virginia, no later than November 19, 2019. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

In addition, the Company’s bylaws require that notice of proposals by shareholders to be brought before any annual meeting generally must be delivered to the Company not less than 120 days before the meeting. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of the shareholder proposing such business; (c) the class, series and number of shares of the Company’s stock that are beneficially owned by the shareholder proposing such business; and (d) any material interest of the shareholder in such business.

The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER COMMUNICATIONS

Shareholders may send communications directly to the Company’s Board of Directors at the following address: Board of Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

OTHER MATTERS

The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Raymond B. Ostroski
Secretary

Dated: March 7, 2019

SHENTEL®
Always connected to you

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 SHENTEL WAY
P.O BOX 459
EDINBURG, VA 22824-0459

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election Of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Christopher E. French 02) Dale S. Lam

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date   Signature (Joint Owners) Date

0000399143_1 R1.0.1.18

SHENTEL®

Always connected to you

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NOTICE OF MEETING & PROXY STATEMENT, ANNUAL REPORT, SHAREHOLDER LETTER is/are available at www.proxyvote.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
Annual Meeting of Shareholders
April 16, 2019 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Tracy Fitzsimmons, Dale S. Lam and Thomas A. Beckett, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SHENANDOAH TELECOMMUNICATIONS COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM, EDT on April 16, 2019, at the Shenandoah Telecommunications Auditorium, 500 Shentel Way, Edinburg, VA 22824, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000399143_2 R1.0.1.18